Exhibit 99.1

Audited Consolidated Financial Statements Lehigh Valley Associates and Subsidiary As of December 31, 2019 With Report of Independent Auditors

Lehigh Valley Associates and Subsidiary

Audited Consolidated Financial Statements

As of December 31, 2019

Report of Independent Auditors

To the Partners of

Lehigh Valley Associates and Subsidiary:

We have audited the accompanying consolidated financial statements of Lehigh Valley Associates, a Pennsylvania limited partnership, and Subsidiary (the Partnership), which comprise the consolidated balance sheet as of December 31, 2019, the related consolidated statements of operations, partners’ capital, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

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Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lehigh Valley Associates and Subsidiary at December 31, 2019, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

March 12, 2020

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Lehigh Valley Associates and Subsidiary

Consolidated Balance Sheet

December 31, 2019

Assets
Investment property, at cost	$101,586,732
Less accumulated depreciation	55,885,485
45,701,247
Cash and cash equivalents	10,135,688
Restricted cash	575,135
Tenant receivables, net	581,655
Accrued straight-line rent	3,002,077
Deferred costs, net	1,302,286
Other assets	1,206,217
Total assets	$62,504,305
Liabilities and partners’ capital
Mortgage note payable, net	$191,997,791
Accounts payable and accrued expenses	4,167,371
Capital expenditures payable	6,144,655
Total liabilities	202,309,817
Partners’ capital	(139,805,512)
Total liabilities and partners’ capital	$62,504,305
The accompanying notes are an integral part of this consolidated statement.

The accompanying notes are an integral part of this consolidated statement.

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Lehigh Valley Associates and Subsidiary

Consolidated Statement of Operations

For the Year Ended December 31, 2019

Revenue:
Lease income	$32,697,333
Other income	520,852
Total revenue	33,218,185
Expenses:
Property operating	3,544,630
Depreciation and amortization	3,239,292
Real estate taxes	3,286,913
Repairs and maintenance	920,970
Advertising and promotion	675,056
Other	333,054
Total expenses	11,999,915
Operating income	21,218,270
Interest expense	8,055,803
Net income	$13,162,467

The accompanying notes are an integral part of this consolidated statement.

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Lehigh Valley Associates and Subsidiary

Consolidated Statement of Partners’ Capital

For the Year Ended December 31, 2019

	PREIT	Kravco Simon
	Associates, L.P	Investments, L.P.
	and Affiliate	and Affiliate
	(General Partner	(General Partner
	and Limited	and Limited
	Partner)	Partner)	Total
Partners’ percentage equity interest	50.0%	50.0%	100.0%
Partners’ capital at December 31, 2018	$(75,398,984)	$(75,398,995)	$(150,797,979)
Distributions	(1,085,000)	(1,085,000)	(2,170,000)
Net income	6,581,233	6,581,234	13,162,467
Partners’ capital at December 31, 2019	$(69,902,751)	$(69,902,761)	$(139,805,512)
The accompanying notes are an integral part of this consolidated statement.

The accompanying notes are an integral part of this consolidated statement.

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Lehigh Valley Associates and Subsidiary

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2019

Cash flows from operating activities
Net income	$13,162,467
Adjustments to reconcile net income to net
cash from operating activities:
Straight-line rent	(259,352)
Depreciation and amortization	3,342,859
Amortization of tenant inducements	122,899
Changes in assets and liabilities:
Tenant receivables, net	146,281
Deferred costs and other assets	(451,442)
Accounts payable and accrued expenses	(643,137)
Net cash from operating activities	15,420,575
Cash flows from investing activities
Capital expenditures	(9,967,080)
Change in capital expenditures payable	2,835,341
Net cash from investing activities	(7,131,739)
Cash flows from financing activities
Mortgage principal payments	(3,528,195)
Distributions to partners	(2,170,000)
Net cash from financing activities	(5,698,195)
Change in cash and cash equivalents and restricted cash	2,590,641
Cash and cash equivalents and restricted cash, beginning of year	8,120,182
Cash and cash equivalents and restricted cash, end of year	$10,710,823
The accompanying notes are an integral part of this consolidated statement.

The accompanying notes are an integral part of this consolidated statement.

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Lehigh Valley Associates and Subsidiary

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019

1. General

Lehigh Valley Associates (the Partnership) is a Pennsylvania limited partnership. On June 2, 2006, the Partnership formed Mall at Lehigh Valley, L.P. (the Mall), a Delaware limited partnership. The Partnership transferred all the assets and liabilities related to its regional shopping center and an office building (the Property), located in Whitehall, Pennsylvania, to the Mall in exchange for 100% ownership therein. The Partnership also entered into a lease agreement for the Property with its wholly owned subsidiary. The intercompany lease is eliminated in the accompanying financial statements. The Property leases space to retailers (national and international chains and locally owned stores) in the ordinary course of business.

The Partnership will terminate on December 31, 2073, unless terminated earlier as provided for in the agreement. Income, losses, and distributions are allocated to the partners in proportion to their respective ownership interests.

The Partnership is owned 50% by PREIT Associates, L.P. and its wholly owned subsidiary (general and limited partner), 49.5% by Kravco Simon Investments, L.P. (KSI, limited partner), and 0.5% by Delta Ventures, Inc. (DV, general partner). DV is a wholly owned subsidiary of KSI. KSI is owned by Simon Property Group, L.P. (SPG, L.P.).

Simon Property Group, Inc. (SPG), a publicly traded real estate investment trust (REIT), owned a controlling 86.8% of SPG, L.P. at December 31, 2019.

2. Summary of Significant Accounting Policies

Consolidation

The accompanying financial statements include the accounts of the Partnership and its wholly owned subsidiary, the Mall. All significant intercompany balances and transactions have been eliminated. Hereafter, references to the Partnership include Lehigh Valley Associates and its wholly owned subsidiary, Mall at Lehigh Valley, L.P.

Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported periods. Actual results could differ from these estimates.

1910-3281723	7

Lehigh Valley Associates and Subsidiary

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Investment Property

Investment property is recorded at cost. Investment property includes costs of acquisition, development, predevelopment and construction, tenant allowances and improvements, and interest and real estate taxes incurred during construction. Certain improvements and replacements from repairs and maintenance are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. All other repair and maintenance items are expensed as incurred. Depreciation on building and improvements is provided utilizing the straight-line method over an estimated original useful life, which is generally 10 to 35 years. Depreciation on tenant allowances and improvements is provided utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. Depreciation on equipment and fixtures is provided utilizing the straight-line method over five to seven years.

Investment property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of investment property may not be recoverable. These circumstances include, but are not limited to, declines in cash flows, ending occupancy, and comparable sales per square foot. Impairment of investment property is measured when estimated undiscounted operating income before depreciation and amortization plus its residual value is less than the carrying value of the property. To the extent that impairment has occurred, the excess of carrying value of the property over its estimated fair value is charged to expense.

Deferred Costs, Net

Deferred costs consist primarily of leasing commissions and related costs, and tenant inducements. Deferred leasing costs are amortized on a straight-line basis over the terms of the related leases. Tenant inducements represent payments to tenants that do not qualify as tenant allowances or improvements. Tenant inducements are amortized as a reduction to minimum rent on a straight-line basis over the term of the related lease.

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Lehigh Valley Associates and Subsidiary

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Deferred costs, net, consist of the following at December 31:

2019
Leasing costs and other	$2,134,553
Tenant inducements	1,492,955
3,627,508
Less accumulated amortization	2,325,222
$1,302,286

Depreciation and amortization in the accompanying statement of operations includes amortization of deferred leasing costs of $302,952 for the year ended December 31, 2019. Minimum rent in the accompanying statement of operations is reduced by amortization of tenant inducements of $122,899 for the year ended December 31, 2019.

Revenue Recognition

The Partnership, as a lessor, has retained substantially all of the risks and benefits of ownership of the property and accounts for its leases as operating leases. Fixed lease income is accrued on a straight-line basis over the terms of the leases. Substantially all retail tenants are also required to pay overage rents based on sales over a stated base amount during the lease year. The Partnership recognizes this variable lease consideration only when each tenant’s sales exceed the applicable sales threshold.

Leases are typically structured to allow the Partnership to recover a significant portion of property operating and repairs and maintenance (referred to herein as CAM), as well as other expenses such as real estate taxes and advertising and promotion expenses from the tenants. A substantial portion of the Partnership’s leases, other than those for anchor stores, require the tenant to reimburse the Partnership for a substantial portion of its operating expenses, including CAM, real estate taxes and insurance. Such property operating expenses typically include utility, insurance, security, janitorial, landscaping, food court, and other administrative expenses. This significantly reduces the Partnership’s exposure to increases in costs and operating expenses resulting from inflation or otherwise.

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Lehigh Valley Associates and Subsidiary

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

For substantially all leases, the Partnership receives a fixed payment from the tenant for the CAM component, which is recognized as lease income on a straight-line basis over the term of the lease beginning with the adoption of ASC 842, Leases (ASC 842). When not reimbursed by the fixed CAM component, CAM expense reimbursements are based on the tenant’s proportionate share of the allocable operating expenses and CAM capital expenditures for the property. The Partnership accrues all variable reimbursements from tenants for recoverable portions of all these expenses as variable lease consideration in the period the applicable expenditures are incurred.

The Partnership receives payments for these reimbursements from substantially all tenants throughout the year. This reduces the risk of loss on uncollectible accounts once the Partnership performs the final year-end billings for recoverable expenditures. Differences between estimated recoveries and the final billed amounts are recognized in the subsequent year. Advertising and promotional costs are expensed as incurred. Provisions for credit losses for lease receivables that are not probable of collection are recognized as a reduction of lease income.

Fixed lease income under the Partnership’s operating leases includes fixed minimum lease consideration and fixed CAM reimbursements which are accrued on a straight-line basis. Variable lease income includes consideration based on sales, as well as reimbursements for real estate taxes, utilities, advertising and promotion, and certain other items.

2019
Fixed lease income	$26,650,308
Variable lease income	6,047,025
Total lease income	$32,697,333

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Lehigh Valley Associates and Subsidiary

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Minimum fixed lease consideration under non-cancelable operating leases for each of the next five years ending December 31, and thereafter, excluding variable lease consideration, is as follows:

2020	$21,807,607
2021	19,943,894
2022	16,571,177
2023	11,087,568
2024	7,921,258
Thereafter	10,827,377
$88,158,881

Income Taxes

As a partnership, the allocated share of the operating results for each period is includable in the income tax returns of the partners; accordingly, income taxes are not reflected in the Partnership’s financial statements. Management evaluates the potential that the Partnership may be subject to income taxes in the future. As of December 31, 2019, there were no uncertain tax positions that had a material impact on the Partnership’s financial statements.

New Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases, codified as ASC 842, which results in lessees recognizing most leased assets and corresponding lease liabilities on the balance sheet. Certain refinements were made to lessor accounting to conform the standard with the recently issued revenue recognition guidance in ASU 2014-09, Revenue From Contracts With Customers, specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components.

Substantially all of the Partnership’s revenues are earned from arrangements that are within the scope of ASC 842. On July 30, 2018, the FASB issued ASU 2018-11, Leases: Targeted Improvements, also codified as ASC 842, which created a practical expedient that provides lessors an option not to separate lease and non-lease components when certain criteria are met and instead account for those components as a single lease component. The Partnership determined that its lease arrangements meet the criteria under the practical expedient to account for lease and non-lease components as a single lease component, which alleviates the requirement upon adoption of

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Lehigh Valley Associates and Subsidiary

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

ASC 842 that the Partnership reallocate or separately present consideration from lease and non-lease components. On January 1, 2019, the Partnership began recognizing consideration received from fixed common area maintenance arrangements on a straight-line basis as this consideration is attributed to the lease component.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows – Restricted Cash, which requires the statement of cash flows to reflect the change during the period in total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The ASU also requires disclosures regarding the nature of the restrictions. The Partnership adopted ASU 2016-18 on January 1, 2019, using a retrospective approach.

Fair Value Measurements

Level 1 fair value inputs are quoted prices for identical items in active, liquid, and visible markets, such as stock exchanges. Level 2 fair value inputs are observable information for similar items in active or inactive markets and appropriately consider counterparty creditworthiness in the valuations. Level 3 fair value inputs reflect the Partnership’s best estimate of inputs and assumptions market participants would use in pricing an asset or liability at the measurement date. The inputs are unobservable in the market and significant to the valuation estimate. The Partnership has no investments for which fair value is measured on a recurring basis using Level 3 inputs.

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity of 90 days or less are considered cash and cash equivalents. Cash equivalents are carried at cost, which approximates market value. However, at certain times, such cash and cash equivalents may be in excess of Federal Deposit Insurance Corporation and Securities Investor Protection Corporation insurance limits.

Cash paid for interest by the Partnership was $8,007,391 during 2019.

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Lehigh Valley Associates and Subsidiary

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Restricted Cash

The Partnership’s mortgage lender requires a fixed monthly rollover reserve escrow deposit until a reserve cap of $2,994,258 is met for purposes of paying out tenant allowances as incurred. The escrow balance as of December 31, 2019, was $575,135 and is included in restricted cash on the balance sheet.

Subsequent Events

Subsequent events have been evaluated by the Partnership through March 12, 2020, the date the financial statements were available to be issued.

3. Investment Property

Investment property consists of the following at December 31:

2019
Land	$5,738,037
Building and improvements	93,206,731
Total land, building, and improvements	98,944,768
Furniture, fixtures, and equipment	2,641,964
Investment property, at cost	101,586,732
Less accumulated depreciation	55,885,485
Investment property, at cost, net	$45,701,247

Investment property includes $9,306,281 of work-in-progress at December 31, 2019.

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Lehigh Valley Associates and Subsidiary

Notes to Consolidated Financial Statements (continued)

4. Mortgage Note Payable, Net

The Partnership has a $200,000,000 mortgage note that bears interest at a fixed rate of 4.056% and requires monthly principal and interest payments of $961,299 through its maturity date of November 1, 2027. As of December 31, 2019, the principal amount outstanding on the mortgage note was $192,800,221.

The mortgage note is secured by the investment property and related rents and leases of the Partnership. As described in Note 2, the mortgage note also requires a monthly rollover reserve escrow deposit until a reserve cap of $2,994,258 is met. The escrow balance as of December 31, 2019, was $575,135.

If a trigger event occurs (debt service coverage ratio, as defined, falls below 1.5 to 1 for two consecutive quarters based upon the trailing four quarters), the Partnership will be required to establish a cash management account under the sole dominion and control of the lender. As of December 31, 2019, no such triggering event has occurred.

As of December 31, 2019, scheduled principal repayments on the mortgage note, over the next five years and thereafter, are as follows:

2020	$3,653,715
2021	3,829,169
2022	3,989,640
2023	4,156,835
2024	4,310,528
Thereafter	172,860,334
Mortgage note payable	192,800,221
Deferred financing costs, net	(802,430)
Mortgage note payable, net	$191,997,791

Financing fees incurred to obtain long-term financing are recorded as a reduction to the related debt obligation. These deferred financing costs are amortized to interest expense in the accompanying statement of operations on a straight-line basis over the term of the respective debt agreement. As of December 31, 2019, the balance of the mortgage note payable is net of unamortized deferred financing costs of $802,430.

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Lehigh Valley Associates and Subsidiary

Notes to Consolidated Financial Statements (continued)

4. Mortgage Note Payable, Net (continued)

Based on the borrowing rates currently available to the Partnership for loans with similar terms and maturities, the fair value of the mortgage note at December 31, 2019, was approximately $195,700,000 and the estimated discount rate was 3.83%.

5. Commitments and Contingencies

Litigation

The Partnership currently is not subject to any material litigation nor to management’s knowledge is any material litigation currently threatened against the Partnership other than routine litigation, claims, and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims, and administrative proceedings will not have a material adverse impact on the Partnership’s financial position or results of operations.

6. Related-Party Transactions

The Partnership has a management agreement with an affiliate of SPG, L.P. A management fee based on rental income, as defined by the agreement, is charged for management services and is included in property operating expenses in the accompanying statement of operations. In addition, the affiliate is compensated for other services provided beyond the scope of the management fees, including leasing, consulting, legal, technical, and other services, which are also included in property operating expenses in the accompanying statement of operations, unless capitalized. Certain commercial general liability and property damage insurance is provided to the Partnership by affiliates of SPG, L.P. Insurance premiums charged to the Partnership are included in property operating expenses in the accompanying statement of operations. Also, certain national advertising and promotion programs are provided to the Partnership by affiliates of SPG, L.P., and these charges are included in advertising and promotion expense in the accompanying statement of operations.

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Lehigh Valley Associates and Subsidiary

Notes to Consolidated Financial Statements (continued)

6. Related-Party Transactions (continued)

A summary of the transactions described above and charged by affiliates is as follows:

Related-Party Activity	2019
Management fees	$935,976
Insurance	272,402
Advertising and promotion	251,753
Other services	645,156
Total fees and compensation expense	2,105,287
Capitalized leasing and other fees	420,158
Total fees and compensation	$2,525,445
Revenue from affiliates	$327,336

During 2019, the Partnership was charged $235,276 for electricity usage by an affiliate of SPG, L.P. These charges are included in property operating expenses in the accompanying statement of operations.

At December 31, 2019, $448,825 was payable to SPG, L.P. and its affiliates. The amount owed is included in accounts payable and accrued expenses in the accompanying balance sheet.

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